Luna Innovations to Present at
Needham Virtual Investor Growth Conference

Reaffirms 2020 Outlook

(ROANOKE, VA, January 11, 2021) – Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced fiber optic-based technology, today announced that Scott Graeff, President and CEO, will present at the 23rd Annual Needham Virtual Investor Growth Conference on Wednesday, January 13, 2021, at 2:00 p.m. ET. A webcast of the presentation will be posted on the investor relations section of Luna’s website at http://ir.lunainc.com/ and can be accessed at https://wsw.com/webcast/needham103/luna/2247264. A replay of the presentation will be available following the event. Management also will be participating in virtual one-on-one meetings January 11-15, 2021. To arrange a meeting, please contact conferences@needhamco.com.

Reaffirming 2020 Outlook

The company also is reaffirming its 2020 outlook range of:

•Total revenues of $81 million to $83 million, and
•Adjusted EBITDA of $10 million to $12 million.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Luna’s management considers Adjusted EBITDA, which excludes certain charges and credits that are required by GAAP. Adjusted EBITDA provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Luna believes may not be indicative of its operating performance, because either they are unusual and Luna does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

About Luna

Luna Innovations, Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: Lightwave and Luna Labs. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Investor Contact:
Allison Woody
Luna Innovations Incorporated
Phone: 540.769.8465
Email: woodya@lunainc.com
###